SUBSTITUTE POWER OF ATTORNEY


I, Mark J. Casey, the undersigned, by a Power of Attorney dated December 9, 2013 (the "POA"), was appointed to act as the true and lawful attorney-in-fact for and on behalf of Samuel Merksamer in his capacity as a Director (the "Director") of Hologic, Inc.
(the "Company") to do and perform any and all acts for and on behalf of the Director which may be necessary or desirable to complete and execute any Forms 3, 4, or 5, complete and execute any amendment(s) thereto, and timely file such form(s) with the United States Securities and Exchange Commission and any stock exchange or similar authority.

As authorized in the POA, I hereby delegate all of the powers contained therein to each of Robert W. McMahon, Anne M. Liddy and Alisha
Hankins, individually and signing singly, to act as the Director?s true and lawful substitute attorney-in-fact.

Further, the undersigned hereby ratifies all acts, deeds and things, which any substitute attorney-in-fact will lawfully do and execute in pursuance of the powers granted herein.

This Substitute Power of Attorney shall remain in full force and effect until revoked by the undersigned, the POA is revoked or the Director is no longer required to file Forms 3, 4, and 5 with respect to the Director's holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 15th day of December, 2014.




/s/Mark J. Casey
Attorney-in-fact